EXHIBIT 10.56

AVANGRID

CONFIDENTIAL
September 30, 2019
Laura J. Beane
Dear Laura:
Pursuant to our conversation on September 16, 2019, Avangrid, Inc. has decided to end the employment relationship between you and Avangrid Renewables, LLC ("the Company"). The termination of your employment is without Cause as that term is defined in the Employment Agreement that you entered into with the Company on or about May 18, 2017 (the "Employment Agreement"). A true and accurate copy of the Employment Agreement is attached hereto as Exhibit A. Your last day of work and employment will be March 31, 2020. The Company is offering you certain consideration as set forth below in this Confidential Retention and Separation Agreement and Release ("Agreement"). If you enter into this Agreement, you will receive the consideration described below. This includes, but is not limited to certain compensation and benefits as set forth in Sections 7.1 and 7.4 of the Employment Agreement.
Your participation in the Retirement, 401(k), Disability, Personal Time programs and any other applicable benefits will end on your last day of employment (March 31, 2020). Your regular health insurance coverage will also end on that day; however, you will be entitled to continue your health care coverage at your own expense under the federal law known as COBRA. Information concerning COBRA options and rates, and a COBRA enrollment form, will be provided by the Company's Benefits Administrator (YBR) after the last day of employment. You must enroll in COBRA coverage in order to receive continued benefits; failure to timely complete a COBRA enrollment form will result in forfeiture of the coverage.
Of course, regardless of whether you enter into this Agreement, upon termination, you will receive all wages due and any accrued, unused paid time off, pursuant to Company policy. This payment will be made on the next regular Company pay date following the last day of your employment (unless state or other law requires payment on a different schedule). Additionally, regardless of whether you enter into this Agreement, following your termination, you will receive your 2019 AIP. This will be paid consistent with the timing established by the CNCGC.
The remainder of this letter sets forth the terms and conditions of this Agreement, and the consideration you will receive if you enter into and abide by this Agreement.
1.    Consideration
In consideration of the promises and covenants set forth herein, your release of claims against the Company in Section 4 hereof, and your continued performance of your duties as the Company's Chief Executive Officer and President of the Company up through and including March 31, 2020, the Company shall do the following:

1.1	Pay you, as set forth in Section 7.1 of the Employment Agreement, a lump sum payment payable on October 1, 2020, six months and one day after the Date of Termination, March 31, 2020, equal

Laura J. Beane
to the sum of the Base Salary (as that term is defined in the Employment Agreement) and your AIP award for the prior calendar year, subject to applicable taxes and withholdings.
1.2    Waive Section 9.2(a) of the Employment Agreement during the "Covered Time" (as the term "Covered Time" is defined in Section 9.2(a) of the Employment Agreement).
1.3    Pay you a retention bonus, payable in a lump sum on April 30, 2020, which is equal to six months of the Base Salary (as that term is defined in the Employment Agreement), subject to applicable taxes and withholdings.

2.	No Other Consideration
Except for the consideration noted in Paragraphs 1.1, 1.2 and 1.3 of this Agreement, you expressly admit, acknowledge and agree that no other consideration, compensation or reimbursement of any kind shall be provided by the Company to you and that you have no entitlement to, or any right to make a claim for, any additional consideration, compensation or reimbursement by the Company or any of its directors, officers, employees, parents, subsidiaries, affiliates, stockholders, successors, assigns, agents or representatives, of any kind or under any circumstances whatsoever. You further admit, acknowledge and agree that no promises of any future payments have been made to you by the Company or any of its directors, officers, employees, parents, subsidiaries, affiliates, stockholders, successors, assigns, agents or representatives.
3.Protection of Proprietary Information, Confidential Information and Goodwill, Non-Disparagement, Non-Solicitation, Non-Competition and Forfeiture
3.1    Proprietary Information
You acknowledge and agree that the obligations set forth in Section 9.3 of the Employment Agreement are still in full force and effect and binding upon you.
3.2    Confidentiality
You agree to keep confidential the terms and conditions of this Agreement as well as the content of discussions pertaining to this Agreement. You may, however, discuss this Agreement with your attorney, financial advisor, or immediate family members. You agree to take all steps reasonably necessary to ensure that such parties to whom disclosure is authorized maintain the confidentiality of such information.
You acknowledge and agree that the Confidentiality obligations set forth in Section 9.4 of the Employment Agreement are still in full force and effect and binding upon you.
You further agree not to disclose or disseminate to anyone other than authorized representatives of the Company, or where required by law, nonpublic information concerning (1) business plans or strategic plans of the Company or its affiliates; (2) trade secrets, that is, information that derives or maintains economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use; or (3) any other confidential or proprietary information concerning the Company, its affiliates or customers, including, but not limited to, proprietary processes and procedures, financial and accounting information, strategic planning information, human resources information, Company policies, Company operating information, and customer and supplier information ("Confidential Information").

Laura J. Beane
You agree to immediately notify the Company in writing upon the receipt of a summons, subpoena, or other request for any Confidential Information. You understand that your disclosure of Confidential Information to anyone may subject you and any other user of that information to legal and equitable claims by the Company.
You are hereby advised that notwithstanding your non-disclosure obligations: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
3.3    Non-Disparagement
You further agree that you will not make any disparaging or false statements to any person or entity concerning the Company or any of its affiliated, parent, and subsidiary corporations, joint ventures, current and former employees, officers or directors. In no manner will this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information. The Company also agrees that its officers and the officers of Avangrid, Inc. will not make any disparaging or false statements to any person or entity concerning you.
3.4    Non-Solicitation, Non-Competition
You acknowledge and agree that the obligations set forth in Sections 9.2(b) and 9.2(c) of the Employment Agreement are still in full force and effect and binding upon you. You further agree that Section 9.2(a) of the Employment Agreement is still in full force and effect and binding upon you during your employment with the Company.
3.5    Forfeiture
You understand that if you breach Section 3 hereof, including any of its subparts, or any other term of this Agreement or Section 9.2(b), 9.3 or 9.4 of the Employment Agreement, you shall immediately forfeit all remaining benefits under this Agreement.
4.    Release of Claims
In consideration for the compensation and other consideration set forth above, you for yourself and your heirs, executors, administrators, successors, assigns and trustees, and anyone claiming for or through you (collectively, the "Releasors") hereby fully waive, release, give up and forever discharge the Company, including, without limitation, all of the Company's affiliated, parent, and subsidiary corporations, joint ventures, current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the "Releasees"), of and from any and all rights, liability, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning

Laura J. Beane
such employment, or the termination of that employment and any other matter arising before the date of this Agreement.
You acknowledge and understand that by entering into this Agreement you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment.
This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state, federal, or local laws, including the Oregon Equality Act (Oregon Revised Statutes Chapter 659A); Oregon Revised Statutes Chapter 659; the Oregon Family Leave Act; the Oregon Military Family Leave Act; the New York State Human Rights Law; the New York Labor Law (including, but not limited to, the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York State Human Rights Law; Section 125 of the New York Workers' Compensation Law; the New York City anti-discrimination law, N.Y.C. Admin Code §§ 8-107, et seq. the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq.; Connecticut's whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut's free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut's minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut's workers' compensation statute, Conn. Gen. Stat. Ann. § 31290a; the Maine Whistleblower Protection Act; the Maine Human Rights Act; ERISA, 29 USC § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 USC § 2000e et seq. as amended; the Pregnancy Discrimination Act; the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Labor Management Relations Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Labor Standards Act; and Executive Order 11246, all as amended, including any regulations or guidelines thereunder, and any other applicable or analogous state or federal law or statutory, local or common law regulating employment including claims for retaliation, wrongful discharge, contract and tort claims, and any and all claims under any other federal, state or local labor law, civil rights law, fair employment practice law, or human rights law, any and all claims of slander, libel, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, fraud, violation of public policy, breach of contract, breach of implied covenant of good faith and fair dealing, personal injury, mental anguish, injury to health and/or personal reputation, prima facie tort, and any other claim arising out of your employment with or the termination of your employment with the Company, or under any other facts or circumstances whatsoever, any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys' fees, experts' fees, disbursements and costs, which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time to the execution date of this Agreement, against any of the Releasees.
5.    Exceptions to Release
Notwithstanding the foregoing, you do not waive your right to (i) any rights and obligations under this Agreement, (ii) any vested rights to benefits in the Company's 401(k) Plan or applicable Retirement Plan(s) or (iii) any claims that cannot be waived by law.

Laura J. Beane
The Company and you agree that this Agreement shall not release any claim that cannot be released by private agreement. Also, this Agreement will not affect either party's ability to challenge the enforceability of this Agreement under the Older Workers' Benefit Protection Act.
The Company expressly reserves its right of action for any discovered tort claims against you relating in any way to your employment with the Company or the termination of that employment and any other matter arising before the date of this Agreement.
6.Return of Company Property and Surrender of Records
You agree to return all Company property that you may have in your possession, including, but not limited to, any employee identification cards, Company credit cards, computer equipment, cell phones, and keys on or before your final active day of employment.
You also acknowledge and agree that the obligations regarding surrender of records set forth in Section 9.4 of the Employment Agreement are still in full force and effect and binding upon you.
7.Arbitration
You acknowledge and agree that the obligations set forth in Section 16 of the Employment Agreement are still in full force and effect and binding upon you.
In the event of any dispute arising out of or relating to this Agreement that is not informally resolved, such dispute shall be fully and finally resolved as set forth in Section 16 of the Employment Agreement.
8.Older Workers' Benefit Protection Act
In accordance with the Older Workers' Benefit Protection Act (the "Act"), you acknowledge that (1) you were advised in writing to consult with your attorney before signing this Agreement; (2) you are aware of your rights under the Act; (3) you understand you are releasing certain legal rights, including rights under the Age Discrimination in Employment Act, and you are choosing to do so voluntarily; (4) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled; (5) you have been given a period of at least twenty-one (21) days to consider this offer; and (6) you have a period of seven (7) days from the date immediately following execution of this Agreement in which you may revoke this Agreement by written notice. In the event you sign this Agreement and do not exercise your right to revoke, this Agreement shall become effective on the date immediately following the seven (7) day waiting period described above.
9.Time for Consideration of Offer and Additional Acknowledgements
You acknowledge that you received this Agreement and offer on September 30, 2019. This offer is open for your consideration for a period of twenty-one (21 days), until 5:00 PM (Pacific Time) on October 21, 2019. In the event you have not executed this Agreement by the end of this consideration period, the offer shall expire. You are free, of course, to accept the offer earlier, by executing this Agreement. If you choose to sign this Agreement before this twenty-one (21) day period expires, you acknowledge that you did so voluntarily and that you had the opportunity to take twenty-one (21) days to consider this Agreement.
If you accept the Company's offer by executing this Agreement, you shall have a period of seven (7) days from the date immediately following the date of your execution of this Agreement in which you may

Laura J. Beane
revoke this Agreement, at your sole election. Notice of revocation of this Agreement shall be made by you in writing to the Chief Human Resources Officer, 180 Marsh Hill Road, Orange, CT 06477-3629.
10.No Admissions
This Agreement shall not in any way be construed as an admission by the Company that it may have acted wrongfully with respect to you in connection with your employment or the termination of your employment with the Company or that you have any legal rights whatsoever against the Company and the Company specifically disclaims any liability to or wrongful or discriminatory acts against you. This Agreement and its contents shall not be admissible in any proceeding as evidence of any fact or conclusion, except only that this Agreement may be introduced in a proceeding arising from a breach of the Agreement or as a defense by either you or the Company.
11.Severability
If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be deemed severable, will not be affected, and will remain in full force and effect.
12.Entire Agreement; Applicable Law

All agreements and understandings between the parties are embodied and expressed in this Agreement and in certain provisions in the Employment Agreement. The Employment Agreement shall remain in full force and effect until the Date of Termination, March 31, 2020. Following the Date of Termination, March 31, 2020, only certain provisions in the Employment Agreement, which, by their nature and terms, survive the termination of your employment, shall survive. Said provisions of the Employment Agreement, which, by their nature and terms, survive the termination of your employment, including Sections 9.2(b)-(c), 9.3, 9.4, 9.5, 9.6, 11.1, 13.1, 14, 16, 17 and 18 of the Employment Agreement, shall survive the termination of your employment and remain binding upon you. Sections 10 and 11.2 of the Employment Agreement shall also survive the termination of your employment and remain in full force and effect. This Agreement shall also survive the termination of your employment and remain in full force and effect, in its entirety. You acknowledge that no representations have been made to you by the Company other than those set forth herein. The terms of this Agreement are contractual and not mere recitals. This Agreement shall be governed by, construed, interpreted, performed and enforced under the laws of the United States and the State of Connecticut without giving effect to the conflicts of law principles.

Laura J. Beane
13.Existing and Newly Initiated Suits
You confirm that no claim, grievance, arbitration, charge, complaint, action or proceeding whatsoever currently exists in any forum or form against the Company or any of the Company's affiliated, parent, and subsidiary corporations, joint ventures, current and former directors, officers, employees, agents, insurers, stockholders, shareholders, representatives, successors and assigns. In the event that any such action exists or is initiated by you against the Company, its current and former affiliates, subsidiaries, partners, stockholders, or its officers, directors, employees, agents, representatives, successors or assigns at any time in the future based on any right or claim that arose on or before you executed this Agreement, you shall not be entitled to recover any relief or recovery there from, including costs and attorneys' fees, and you shall immediately terminate any such proceeding. To the extent that the law prohibits you from waiving your right to bring and/or participate in the investigation of a claim, you nevertheless waive your right to seek or accept any damages or relief in any proceeding by another individual or entity.
14.Waiver
Waiver of any breach of any provision of this Agreement shall not be deemed as a waiver of any other breach of the same or of any other provision of this Agreement.
15.Counterparts
This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.
16.Voluntary and Knowing Execution
This Agreement includes a release of all known or unknown claims and has other important legal consequences. You expressly acknowledge that you have carefully read this Agreement and understand it, that you have had ample time to consider this Agreement, that you have had a full opportunity to review this Agreement with an attorney of your choice, and that you are entering into it voluntarily, knowingly, and with such advice from your attorney as you deemed appropriate.
To formally accept the terms of this Agreement and the consideration provided under this Agreement, please sign and return this Agreement to me on or before the end of the consideration period described in Section 9 hereof. We recommend that you keep a copy of this document for your records.
Sincerely,

/s/ Peter Church
Peter Church
Chief Human Resources Office

Accepted this 7th day of October 2019 by:

/s/ Laura J. Beane
Laura J. Beane

Laura J. Beane

Sign and Return This Agreement to:
Peter Church
Chief Human Resources Office
180 Marsh Hill Road
Orange, CT06477

Exhibit A

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and among Avangrid Renewables, LLC, an Oregon limited liability company (the "Company") and Laura J. Beane (the "Executive") as of May 18, 2017.
1.Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.
2.Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, until Executive's employment is terminated in accordance with the terms of this Agreement (the "Term").
3.Term of Agreement. The Term will commence on the date hereof and continue until the Date of Termination (as defined below).
4.Position and Duties. The Executive shall serve as Chief Executive Officer and President of the Company and such other positions as may be assigned from time to time by the Company, and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Company. The Executive shall devote substantially all her working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that Executive may serve on the boards of directors of profit or not-for-profit organizations with the consent of the Company, such consent not to be unreasonably withheld, and may attend to her personal affairs, provided in each case that such activities do not unreasonably interfere with the performance of her duties hereunder or cause a conflict of interest. Executive shall be based in the Company's offices in Portland, Oregon. The Executive recognizes that her duties will require, at the Company's expense, travel to domestic and international locations.
5.Compensation and Related Matters.
5.1.    Base Salary. The Company shall pay the Executive a base salary
(the "Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of Two Hundred and Seventy-One Thousand Dollars ($271,000.00) per annum. The Base Salary shall be paid in accordance with the Company's standard payroll practices. The Base Salary shall be reviewed for possible increase on an annual basis and shall not be decreased during the Term.
5.2.    Annual Bonus. During the Term, Executive shall be eligible to participate in the Company's Executive Annual Incentive Plan (the "EAIP"). Executive's EAIP opportunity at target for each year during the Term shall be equal to 55% of her Base Salary at the beginning for such year, and the maximum opportunity shall be equal to 110% of the Base Salary.
5.3.    Long-Term Incentive. Executive shall continue to participate in the 2016 — 2019 Avangrid Long-Term Incentive Plan and any successor thereto (the "LTIP"), in accordance with and subject to its terms.

5.4.    Benefits. Executive shall continue to participate in the Company's
401(k) Plan and welfare plans, including but not limited to the Company's medical insurance program, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. In addition, in the event that Executive becomes eligible to receive benefits under the Company's long term disability plan (the "LTD Plan"), the Executive shall be eligible to receive aggregate benefits under the LTD Plan (taking into account all other disability income sources) of not less than 85% of Executive's Base Salary at the time such disability commenced.
5.5.    Expenses. Upon presentation of adequate documentation to the
Company, the Executive shall receive prompt reimbursement from the Company for all reasonable and customary business expenses incurred by the Executive in accordance with the Company's policies in performing services hereunder.
6.Compensation Related to Disability. During any period during the Term that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Executive shall be entitled to receive benefits provided in accordance with the Company's short-term disability policy, subject to and in accordance with the terms of such policy, but with a target benefit amount equivalent to the Executive's Base Salary reduced by the sum of the amounts, if any, payable to the Executive under disability benefit plans of the Company or under any governmental disability insurance program. Such benefits will be paid until such time as the Executive returns to work or her employment is terminated. In addition, during such short term disability period the Executive shall be entitled to compensation (other than Base Salary) and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement in which the Executive participated at the beginning of such period.
7.Compensation Related to Termination.
7.1. Termination by the Company Without Cause or by Executive for Good Reason. If the Executive's employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) a lump sum payment payable six months and one day after the Date of Termination equal to the sum of the Base Salary and Executive's AIP award for the prior calendar year; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company and in which Executive participated as of the Date of Termination.
Termination by the Company Without Cause or b Executive for Good Reason Following a Change in Control. Notwithstanding the foregoing, if Executive's employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason within one year following a Change in Control and any payment or benefit received or to be received by Executive (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then, the amounts payable under Section 7.1 shall be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Executive after taking into account the Excise Tax and any additional taxes the Executive would pay if such payments and benefits were not reduced. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by a certified public accountant selected by the Company (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 2800 and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. The reduction of payments, if applicable, shall be effected in the following order (unless the Executive, to the extent permitted by Section 409A of the Code, elects another method of reduction by written notice to the Company prior to the Section 280G event): (1) any cash severance payments, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments, and (iv) acceleration of vesting of equity awards.
7.2.    Termination by Reason of Executive's Death or Disability. If the
Executive's employment shall be terminated during the Term by reason of the Executive's death or Disability, Executive shall be entitled to receive (a) the Executive's Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company during such period and in which Executive participated as of the Date of Termination.
7.3. Termination by Executive Without Good Reason„ by the Company for Cause„ or by Reason of Executive's Retirement. If the Executive's employment shall be terminated during the Term by Executive Without Good Reason, by the Company for Cause, or by reason of the Executive's retirement, Executive shall be entitled to receive (a) the Executive's Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company during such period and in which Executive participated as of the Date of Termination.
7.4.    No Further Liability: Release. Other than providing the
compensation and benefits provided for in accordance with this Section 7, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 7 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in a form to be provided by the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment. The Company shall provide such release to Executive not more than fifteen days after the Date of Termination.
8.Termination Procedures.
8.1.    Notice of Termination. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other parties hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.
8.2.    Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment during the Term of this Agreement, shall mean (i) if the Executive's employment is terminated by her death, the date of her death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not (except in the case of a termination for Cause) be less than thirty or more than sixty days from the date such Notice of Termination is given.
9. Exclusive Employment: Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information: Surrender of Records: Inventions and Patents.
9.1.    No Conflict; No Other Employment. During the period of
Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company, such approval not to be unreasonably withheld; provided, however, that Executive shall be entitled to manage her personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with her responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.
9.2.    Noncompetition: Nonsolicitation.
(a)    Executive acknowledges and recognizes the highly competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders her special and unique within the Company's industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) her employment with the Company, and (ii) the period beginning on the date of termination of employment and ending one year after the date of termination of employment (the "Covered Time"), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 9.2(a) will not be deemed breached merely because Executive owns less than 2% of the outstanding common stock of a publicly-traded company.
(b)    In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during her employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any vendor or distributor of the Company or any of its affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any vendor or distributor of the Company or any affiliate to cease to do business or to reduce the amount of business which such customer, vendor or distributor has customarily done or contemplates doing with the Company or such affiliate.

(c)    Executive understands that the provisions of this Section 9.2 may limit her ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 5 and 7 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent her from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.
9.3.    Proprietary Information. Executive acknowledges that during the course of her employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates, including without limitation trade secrets (as that term is defined in ORS 646.461) and/or competitively sensitive business or professional information. Executive covenants that he shall not during her employment or at any time thereafter, directly or indirectly, use for her own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any Proprietary Information, unless such disclosure is made in the good faith performance of Executive's duties hereunder, has been authorized in writing by the Company, or is otherwise required by law.
9.4.    Confidentiality and Surrender of Records. Executive shall not during her employment or at any time thereafter (irrespective of the circumstances under which Executive's employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive's possession or under her control or accessible to her which contain any Proprietary Information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive's employment with the Company and thereafter.
9.5. Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of her employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.
9.6.    Enforcement. Executive acknowledges and agrees that, by virtue of her position, her services and access to and use of confidential records and Proprietary Information, any violation by her of any of the undertakings contained in this Section 9 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 9. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 9 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
10.    Indemnification, During the Term and for so long thereafter as liability exists with regard to the Executive's activities during the Term on behalf of the Company or its affiliates, the Company shall indemnify the Executive (other than in connection with the Executive's gross negligence or willful misconduct) in accordance with the Company's customary indemnification policies and procedures which are applicable to the Company's officers and directors.
11.    Successors: Binding Agreement.
11.1. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company. Each of the Company may assign this Agreement, without Executive's prior consent, to any person or entity that acquires all or a substantial part of the business and/or assets of the Company or any subsidiary thereof to which Executive regularly provides services, provided in each case that such entity expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
11.2. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.
12.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Avangrid Renewables, LLC
c/o Avangrid Management Corporation
180 Marsh Hill Road
Orange, CT 06477
Attention: Chief Human Resources Officer
To the Executive:
Laura J. Beane

13.    Miscellaneous.
13.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.
13.2. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.
13.3. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment except as specifically referenced herein.

14.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
16.Settlement of Disputes: Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing. Any dispute or controversy arising under or in connection with this Agreement or Executive's employment shall be settled exclusively by arbitration in Portland, Oregon in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Company and any affiliate thereof shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce the provisions of Section 9 of this Agreement. For purposes of seeking enforcement of Section 9, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in Portland, Oregon. In connection with any arbitration or litigation dispute (including any appeal or enforcement proceedings related to any such dispute) arising out of or related to this Agreement, the party substantially prevailing in the matter shall be entitled to recover from the other party her or its reasonable attorneys' fees and costs incurred in connection with such dispute.
17.Section 409A of the Code. It is the intention of the parties that this Agreement will comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (-Section 409A"), and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payment under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive in connection with this Agreement (including any taxes and penalties under Section 409A) and shall indemnify and hold the Company (and any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this Agreement to the contrary, in the event Executive is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are "deferred compensation" subject to Section 409A and payable upon a termination of employment shall be made to the Executive prior to the date that is six (6) months after the date of Executive's "separation from service" (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive's death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be "deferred compensation" subject to Section 409A, references to "termination of employment" (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the definition of "separation from service" for purposes of Section 409A, For purposes of Section 409A, Executive's right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.
18.    Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:
(A)    "Affiliates" shall mean all direct and indirect parent companies and affiliates of the Company, including without limitation Iberdrola S.A. and Avangrid, Inc. and their respective affiliates.
(B)    "AVANGRID Group" shall mean AVANGRID, Inc. ("Avangrid") and the Company, as well as any entity that directly, or indirectly through one or more intermediaries, controls, are controlled by, or are under common control with, AVANGRID and/or the Company.
(C)"Base Salary" shall have the meaning stated in Section 5.1 hereof.
(D)"Board" shall mean the Board of Directors of the Company.
(E)"Cause" for termination by the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or Executive's resignation for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties, and Executive's failure to cure such failure within fifteen (15) days of the delivery of such written demand, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or (iii) the Executive's conviction, or a plea of guilty or nolo contendere to a felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. An error in judgment or negligence by Executive shall not be considered to be "willful." Failure to meet performance standards or objectives of the Company shall not constitute Cause for purposes hereof.
(F)"Change in Control" shall mean the closing of an event qualifying as a change in ownership of the Company, Avangrid, or Iberdrola S.A. or a change in ownership of assets of the Company, Avangrid, or lberdrola S.A. that have a total gross fair market value equal to or more than eighty percent of the total gross fair market value of all of the assets of, as applicable, the Company, Avangrid, or lberdrola S.A. immediately before such event, in each case within the meaning of Treasury Regulation Section 1.409A-3(i)(5); provided, however, that no such transfer of ownership or assets to a direct or indirect subsidiary or affiliate of lberdrola S.A. shall constitute a Change in Control.
(G)"Company" shall mean Avangrid Renewables, LLC and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(H)"Competing Business" shall mean any business (including, without limitation, utilities, power producers, power marketers or traders), co-operative, or energy provider of any kind that directly or indirectly competes with the Company's businesses or planned future businesses as defined within the approved strategic plan of the Company, or with the businesses or planned future businesses as defined within the approved strategic plan of the Company's affiliates as of the date of Executive's termination of employment with the Company.
(I)    "Date of Termination" shall have the meaning stated in Section 8.2 hereof.
(J)"Disability" shall be deemed the reason for the termination by the Company of the Executive's employment if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of at least six months within any twelve month period, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.
(K)"Executive" shall mean the individual named in the first paragraph of this Agreement.
(L)"Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent), of any of the following acts by the Company, unless such act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) a material and ongoing diminution of Executive's title, duties, responsibilities, or authorities; (ii) a material diminution of Executive's annual base salary, unless such reduction is consistent with a general reduction of compensation rates of all executives or all employees of the Company; (iii) a requirement by the Company that Executive relocate her principal place of employment by more than fifty miles; or (iv) any other action or inaction by the Company that constitutes a material breach of this Agreement, including (x) a failure to include the Executive in the management compensation programs then in effect on substantially the same terms and conditions as that applicable to other officers or similarly situated executives of the AVANGRID Group, or (y) a failure to continue the Executive's participation in the material benefit plans of the AVANGRID Group (other than any pension plan) on substantially the same basis as that applicable to other officers or similarly situated executives of the AVANGRID Group. For the avoidance of doubt, the appointment of a President and assignment to such person of duties appropriate for such position, or the appointment of other executives below the level of Chief Executive Officer, shall not constitute Good Reason.
(M)"Notice of Termination" shall have the meaning stated in Section 8.1 hereof.
(N)"Proprietary Information" includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) information concerning the transactions or relations of any vendor or distributor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (1) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be Proprietary Information. The term "Proprietary Information" shall not include information that is or becomes generally available to and known by the public or information that was known to Executive prior to the commencement of her employment with the Company or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).
(O)    "Restricted Area" shall mean North America.

(P)	"Term" shall have the meaning stated in Section 3 hereof.
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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

AVANGRID RENEWABLES, LLC

By:	/s/ Sheila Duncan
Names:	Sheila Duncan
Title:	Chief Human Resources Office

EXECUTIVE

By:	/s/ Laura J. Beane
Laura J. Beane